Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

R MERGER SUB LLC

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Section 4.15.	Intellectual Property	24
Section 4.16.	Insurance	24
Section 4.17.	Opinion of Parent Financial Advisor	24
Section 4.18.	Brokers and Other Advisors	25
Section 4.19.	Financing	25
Section 4.20	Merger Agreements	25
Section 4.21.	No Other Representations or Warranties	25

ARTICLE V Additional Covenants and Agreements		25

Section 5.1.	Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting	25
Section 5.2.	Conduct of Business	30
Section 5.3.	No Solicitation by the Company; Etc.	32
Section 5.4.	No Solicitation by Parent; Etc.	35
Section 5.5.	Reasonable Best Efforts	37
Section 5.6.	Public Announcements	38
Section 5.7.	Access to Information; Confidentiality	39
Section 5.8.	Indemnification and Insurance	39
Section 5.9.	Securityholder Litigation	40
Section 5.10.	Fees and Expenses	41
Section 5.11.	Section 16 Matters	41
Section 5.12.	Listing	41
Section 5.13.	Dividends and Distributions	41
Section 5.14.	Coordination of Transactions	41
Section 5.15.	Notification of Certain Matters Regarding EPB Merger and KMP Merger	41
Section 5.16.	Tax Certificates	42
Section 5.17	Special Committee	42
Section 5.18.	Voting	42
Section 5.19	Cooperation with Financing	44

ARTICLE VI Conditions Precedent		43

Section 6.1.	Conditions to Each Party’s Obligation to Effect the Merger	43
Section 6.2.	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	44
Section 6.3.	Conditions to Obligation of the Company to Effect the Merger	45
Section 6.4.	Frustration of Closing Conditions	46

ARTICLE VII Termination		46

Section 7.1.	Termination	46
Section 7.2.	Effect of Termination	48
Section 7.3	Fees and Expenses	49

ARTICLE VIII Miscellaneous		49

Section 8.1.	No Survival, Etc.	49
Section 8.2.	Amendment or Supplement	49
Section 8.3.	Extension of Time, Waiver, Etc.	50

ii

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this “Agreement”), is by and among Kinder Morgan Management, LLC, a Delaware limited liability company (the “Company”), Kinder Morgan, Inc., a Delaware corporation (“Parent”), and R Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”).  Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Listed Shares (other than Parent and its Affiliates) (the “Public Shareholders”), (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares;

WHEREAS, the Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent (“Parent Class P Stock”) pursuant to the Merger, the KMP Merger and the EPB Merger (together, the “Parent Stock Issuance”) and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent’s stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger (as defined below) shall, taken separately or together with the Second Step Merger, as applicable, qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Company to enter into this Agreement, the Company has entered into a Support Agreement, dated as of the date hereof (the “Support Agreement”), with EPB, EPB General Partner, KMP, Kinder Morgan G.P., Inc. (the “KMP General Partner”), Richard D. Kinder and RDK Investments, Ltd.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger and the Second Step Merger

Section 1.1.                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence as a limited liability company under Delaware Law as the surviving company in the Merger (the “Surviving Company”).

Section 1.2.                                      Closing.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. Each of the Merger, the KMP Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule.  The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3.                                      Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the LLC Agreement and the DLLCA (the “Certificate of Merger”), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL, to be duly filed with the Secretary of State of the State of Delaware.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).  The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

Section 1.4.                                      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the LLC Agreement and the applicable provisions of the DLLCA.

Section 1.5.                                      Organizational Documents of the Surviving Company.  At the Effective Time, (i) the limited liability company agreement of the Company shall be amended and restated to be the same as the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the limited liability company agreement of the Surviving Company (except that the name of the Surviving Company shall be “Kinder Morgan Management, LLC”), until thereafter further duly amended as provided therein or in accordance with applicable Law, and (ii) the certificate of formation of the Company shall be amended and restated to be the same as the certificate of formation of Merger Sub as is in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall be “Kinder Morgan Management, LLC”) and as so amended shall be the certificate of formation of the Surviving Company, until thereafter further amended as provided therein or by applicable Law, in each of clauses (i) and (ii) consistent with the obligations set forth in Section 5.8(b).

Section 1.6.                                      Organizational Documents of Parent.  The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the “Charter Amendment”), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

Section 1.7.                                      Second Step Merger.  Parent may, in its sole discretion and immediately following the Effective Time (but subject to the delivery of opinions required by Section 6.2(c) and Section 6.3(c), in each case, incorporating the Second Step Merger) cause the Surviving Company to be merged with and into a Delaware limited liability company and a wholly owned Subsidiary of Parent that is a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A) (“Second Step Merger Sub”), with Second Step Merger Sub surviving such merger (the “Second Step Merger”). No consideration shall be issued in the Second Step Merger.  If Parent causes the Second Step Merger to occur in accordance with this Section 1.7, references herein to the Surviving Company shall refer to Second Step Merger Sub.

ARTICLE II

Effect on Company Securities

Section 2.1.                                      Effect of Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a)                                 Conversion of Listed Shares and Voting Shares.  Subject to Section 2.1(c), Section 2.2(h) and Section 2.3, each Listed Share and Voting Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.4849 validly issued, fully paid and nonassessable shares of Parent Class P Stock (the “Exchange Ratio” and such consideration, the “Merger Consideration”).

(b)                                 Equity of Merger Sub.  The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one hundred percent (100%) of the issued and outstanding membership interests in the Company (as the Surviving Company).  At the Effective Time, the books and records of the Company shall be revised to reflect admission of Parent as the sole Shareholder or sole member of the Company and the simultaneous withdrawal of all other Shareholders of the Company and Parent shall continue the existence of the Company (as the Surviving Company) without dissolution.

(c)                                  Treatment of Company-Owned Company Securities. All Company Securities, other than issued and outstanding Voting Shares owned by the KMP General Partner which shall be converted into the Merger Consideration pursuant to Section 2.1(a), that are owned immediately prior to the Effective Time by the Company, Parent, Merger Sub or the KMP General Partner shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Company Securities.

(d)                                 Certificates.  As of the Effective Time, all Voting Shares and Listed Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Listed Shares or Voting Shares (a “Certificate”) or non-certificated Listed Shares or Voting Shares represented in book-entry form immediately prior to the Effective Time (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(c), without interest.

Section 2.2.                                      Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration.  Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Securities as of the Effective Time whose Company Securities were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Listed Shares and Voting Shares, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Company and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

(b)                                 Deposit.  At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Securities whose Company Securities are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time.  All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing share proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.  The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

(c)                                  Exchange.  Each holder of Company Securities that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or Book-Entry Shares and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g).  The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Company Securities) or any applicable documentation with respect to the surrender of Book-Entry Shares and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Shares.  Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

(d)                                 Other Payees.  If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of the Company of transfers of Company Securities converted into the right to receive the Merger Consideration.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing Company Securities converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities, except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Company Securities converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Company Securities for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Company Securities.  Notwithstanding the foregoing, Parent, Merger Sub and the Company shall not be liable to any holder of Company Securities for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by holders of Company Securities immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares.  Notwithstanding any other provision of this Agreement, each holder of Company Securities converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Shares to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “share proceeds”) in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Shares pursuant to Section 2.2(c) (such excess being, the “Excess Shares”).  The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Company Securities that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable.  Until the share proceeds of such sale or sales have been distributed to the holders of such Company Securities, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Company Securities (the “Fractional Share Proceeds”).  The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Company Securities shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Company Securities would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Company Securities would otherwise be entitled. To the extent applicable, each holder of Company Securities shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder’s Company Securities to Parent.

(i)                                     Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Securities represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g)

(j)                                    Withholding Taxes.  Parent, Merger Sub, the Surviving Company and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Class P Stock and Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority).  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Section 2.3.                                      Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Listed Shares, Voting Shares or shares of Parent Class P Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction (other than regular quarterly distributions of Listed Shares and Voting Shares as required by the LLC Agreement as of the date hereof), the Merger Consideration shall be appropriately adjusted to reflect fully the effect of such share dividend, subdivision, reclassification, recapitalization, split, split-up or share distribution, combination, exchange of shares or similar transaction and to provide the holders of Listed Shares or Voting Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.4.                                      No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in (a) the Company SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Company SEC Documents under the heading “Risk

Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

Section 3.1.                                      Organization, Standing and Corporate Power.

(a)                                 Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (“Company Material Adverse Effect”).

(b)                                 All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the “Organizational Documents”) of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).

Section 3.2.                                      Capitalization.

(a)                                 At the close of business on August 7, 2014, the issued and outstanding membership interests of the Company consisted of (i) 131,281,762 Listed Shares and (ii) 4 Voting Shares.  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective

Time, there will not be, any Company Securities, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Company Securities, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any of the foregoing.  There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Company Securities.

(b)                                 None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  Except as set forth in the LLC Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Company Securities or other membership interests, shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.3.                                      Authority; Noncontravention; Voting Requirements.

(a)                                 The Company has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Company Shareholder Approval.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the Company Board and the Special Committee and, except for obtaining the Company Shareholder Approval, no other entity action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) assuming that Company Shareholder Approval is obtained, conflict with or violate any provision of the LLC Agreement or any of the Organizational Documents of the Company’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4  are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except for the approval by the Company Board and the Special Committee, which was obtained prior to the execution of this Agreement, the approval of the Merger by a majority of the Listed Shares then Outstanding as of the record date for the Company Shareholder Meeting (“Company Shareholder Approval”) at such Company Shareholder Meeting or any adjournment or postponement thereof is the only vote or approval of the holders of any class or series of Company Securities that is necessary to approve this Agreement and the transactions contemplated by this Agreement.

(d)                                 The Special Committee, at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iv) recommended that the Company Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares and (v) resolved to recommend approval of this Agreement by the holders of Listed Shares.

(e)                                  The Company Board (acting based upon the recommendation of the Special Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, (ii) determined that the Merger is fair and reasonable to, and in the best interests of, the Company, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Shareholders, (iii) approved this Agreement, the execution, delivery and performance of this

Agreement and the Merger, and (iv) resolved to submit this Agreement to a vote of the holders of Listed Shares and recommend approval of this Agreement by the holders of Listed Shares.

Section 3.4.                                      Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Company Proxy Statement”), and applicable state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Company Material Adverse Effect.

Section 3.5.                                      Company SEC Documents; Undisclosed Liabilities.

(a)                                 The Company and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Company makes no representation or warranty).

(b)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the

Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6.                                      Compliance With Laws.  The Company and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7.                                      Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the “Parent Proxy Statement” and together with the Company Proxy Statement, the “Proxy Statements”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Company Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.8.                                      Tax Matters.

(a)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date included in the Company SEC Documents.

(b)                                 Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c)                                  As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(c) of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.9.                                 Opinion of Financial Advisor.  The Special Committee has received the opinion of Jefferies LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Listed Shares (other than Parent and its Affiliates) (the “Company Fairness Opinion”).  The Company has been authorized by the Company Financial Advisor to permit the inclusion of the Company Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Company Financial Advisor.

Section 3.10.                          Brokers and Other Advisors.  Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.  The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Company Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 3.11.                               Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not been a Company Material Adverse Effect.

Section 3.12.                               No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

Section 4.1.                                      Organization, Standing and Corporate Power.

(a)                                 Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)                                 Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 4.2.                                      Capitalization.

(a)                                 The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 2,809,462,927 shares are common stock, par value $0.01 per share (the “Parent Common Stock”), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule.  At the close of business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P Stock were reserved for issuance in connection therewith.  Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.  There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

(b)                                 None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

(c)                                  All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3.                                      Authority; Noncontravention; Voting Requirements.

(a)                                 Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent’s certificate of incorporation and by-laws or any of the Organizational Documents of Parent’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the “Parent Charter Approval” and, collectively with the Parent Stock Issuance Approval, the “Parent Stockholder Approval”)) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

(d)                                 The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent’s stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

Section 4.4.                                      Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC, and applicable state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

Section 4.5.                                      Parent SEC Documents; Undisclosed Liabilities.

(a)                                 Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

(c)                                  Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.  As of the date of this Agreement there are no facts or circumstances that would prevent Parent’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6.                                      Absence of Certain Changes or Events.  Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMP Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.7.                                      Legal Proceedings.  There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.                                      Compliance With Law; Permits.

(a)                                 Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material

Adverse Effect.  As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent’s knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

Section 4.9.                                      Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Company Proxy Statement will, on the date it is first mailed to holders of Listed Shares, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10.                               Tax Matters.

(a)                                 Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax

Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

(b)                                 Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c)                                  For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11.                               Contracts.

(a)                                 Except for this Agreement or as filed or publicly furnished with the SEC  by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a “Parent Material Contract”).

(b)                                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.12.                               Parent Benefit Plans.

(a)                                 Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked.  Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent

Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b)                                 For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

Section 4.13.                               Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.14.                               Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its

Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b)                                 Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which  would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15.                               Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 4.16.                               Insurance.  Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

Section 4.17.                               Opinion of Parent Financial Advisor.  The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the “Parent Fairness Opinion”).

Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statements by the Parent Financial Advisor.

Section 4.18.                               Brokers and Other Advisors.  Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Company). Parent has heretofore made available to the Company a correct and complete copy of the Parent’s engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.19.                               Financing.  At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

Section 4.20.                               Merger Agreements.  Parent has heretofore provided to the Partnership a correct and complete copy of the KMP Merger Agreement and the EPB Merger Agreement.

Section 4.21.                               No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company (including their Representatives), or the Company’s (or such Representatives’) use of, and neither the Company nor any of its Representatives is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company in expectation of the Merger.

ARTICLE V

Additional Covenants and Agreements

Section 5.1.                                      Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting.

(a)                                 As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Company Proxy Statement will be included as a prospectus, and the Parent Proxy Statement.  Each of the Company and Parent shall use its reasonable best efforts to have the

Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement.  Each of the Company and Parent shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the holders of Listed Shares and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statements will be made by any party without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or either of the Proxy Statements, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Listed Shares and the stockholders of Parent.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its holders of Company Securities (the “Company Shareholder Meeting”) for the purpose of (i) obtaining the Company Shareholder Approval, (ii) determining the manner in which I-Units shall be voted with respect to the KMP Merger Agreement and (iii) considering and voting upon any adjournment of the meeting of the limited partners of KMP, if necessary, to solicit additional proxies if there are not sufficient votes to approve the KMP Merger.  The Company shall, through the Company Board and Special Committee, recommend to the holders of Listed Shares approval of this Agreement (collectively, the “Company Board Recommendation”) and shall, through the Company Board, recommend to the holders of Listed Shares approval of the KMP Merger Agreement in connection with the vote with respect to determining how I-Units will be voted at the KMP Unitholder Meeting (unless there shall have been a KMP Adverse Recommendation Change) and shall include a copy of the Company Fairness Opinion, the KMP Merger Recommendation Statement (unless there shall have been a KMP Adverse Recommendation Change) and, subject to this Section 5.1(b), the Company Board Recommendation in the Company Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the holders of Listed Shares the Company Shareholder Approval, and shall not, through the Company Board and the Special Committee (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Company Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a “Company Adverse Recommendation Change”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, and subject to compliance with the provisions of this Section 5.1(b), each of the Company Board and Special Committee may make a Company Adverse Recommendation Change:

(i)                                     (A) if the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide and the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders (any Company Adverse Recommendation Change in connection with a Company Superior Proposal, a “Company Superior Proposal Adverse Recommendation Change”)  or (B) in response to a Company Intervening Event if the Special Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Company, after determining that the failure to take such action would not be in the best interests of the Public Shareholders;

(ii)           the Company Board or the Special Committee, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the Company Board and/or Special Committee, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Company Alternative Proposal constitutes a Company Superior Proposal and (y) including a description of the material terms of such Company Superior Proposal, together with a copy of the Acquisition Agreement for such Company Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Company Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Company Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Company Shareholder Meeting, in which case the Company Board or Special Committee, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Company Notice Period”); and

(iii)                               during the Company Notice Period, the Company, through the Special Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Company, after making a determination that the failure to effect such Company Adverse Recommendation Change would not be opposed to the best interests of the Public Shareholders; provided, that (x) the Special Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Company Alternative Proposal continues to constitute a Company Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Company Intervening Event continues to constitute a Company Intervening Event and (y) any material amendment to the terms of a Company Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Company Notice Period, except that such new Company Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Alternative Proposal or (ii) a Company Adverse Recommendation Change.  Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Listed Shares prior to the Company Shareholder Meeting and (iv) if the Company has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

(c)                                  Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval.  Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the “Parent Board Recommendation”) and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a “Parent Adverse Recommendation Change”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c), the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

(i)                                     (A) if Parent has received a written Parent Alternative Proposal that Parent’s Board of Directors believes is bona fide and Parent’s Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a “Parent Superior Proposal Adverse Recommendation Change”); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the

Parent’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

(ii)                                  Parent has provided prior written notice to the Company (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent’s Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(iii)                               during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent’s Board of Directors to stockholders under applicable Law; provided, that (x) the Parent’s Board of  Directors shall take into account all changes to the terms of this Agreement proposed by the Company in determining whether (1) in the case of Section 5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Company receive such notice (as opposed to five (5) days).

Without limiting the generality of the foregoing, Parent’s obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change.  Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

(d)                                 The parties shall use their reasonable best efforts to hold the Company Shareholder Meeting and the Parent Stockholder Meeting on the same day.

(e)                                  Unless this Agreement is validly terminated in accordance with Article VII, the Company shall submit this Agreement to the holders of the Listed Shares for approval at the Company Shareholder Meeting even if the Company Board or Special Committee shall have effected a Company Adverse Recommendation Change.

(f)                                   Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent’s Board of Directors shall have effected a Parent Adverse Recommendation Change.

Section 5.2.                                      Conduct of Business.

(a)                                 Except (i) as provided in this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Company Material Contract in effect as of the date of this Agreement (including the LLC Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(b)                                 Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMP Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMP Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Company (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii)                                  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedules, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

(iii)                               take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger, taken separately or taken together with the Second Step Merger, as applicable, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(iv)                              with respect to Parent, EPB and KMP only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

(v)                                 directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

(vi)                              make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(vii)                           (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMP Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Company Securities in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C),  in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

(viii)                        waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(ix)                              except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C),  other than in the ordinary course and consistent with past practice;

(x)                                 (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

(xi)                              agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

Section 5.3.                                      No Solicitation by the Company; Etc.

(a)                                 The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Company Alternative Proposal.  Except as permitted by this Section 5.3 the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Company Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an “Acquisition Agreement”) relating to a Company Alternative Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or the Company’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Company.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (i) the Company has received a written Company Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Company Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Company Superior Proposal and (iii) such Company Alternative Proposal did not result from a material breach of this Section 5.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Company and its Subsidiaries to the Person making such Company Alternative Proposal and (B) participate in discussions or negotiations regarding such Company Alternative Proposal; provided that (x) the Company shall not, and the Company shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Company will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Company Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received by the Company or that the Company has delivered to any third party making a Company Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 For purposes of this Agreement:

(i)                                     “Company Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Company’s consolidated assets or to which twenty-five percent (25%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Listed Shares, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Listed Shares or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Company’s consolidated assets or the outstanding Listed Shares; in each case, other than the Merger, the KMP Merger and the EPB Merger.

(ii)                                  “Company Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Listed Shares or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Special Committee determines in its good faith to be more favorable to the Company, after determining in its good faith that such offer is on terms and conditions more favorable to the Public Shareholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

(iii)                               “Company Intervening Event” means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Company that was not, prior to the date of this Agreement, reasonably foreseeable by the Special Committee; provided, however, that in no event shall the receipt, existence or terms of a Company Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

(e)                                  Nothing contained in this Agreement shall prevent the Company, the Company Board or the Special Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Alternative Proposal if the Company Board or the Special Committee determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Company, after determining that its failure to do so would not be in the best interests of the Public Shareholders; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.1(b).  For the avoidance of doubt, a public statement that describes the Company’s receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change.

Section 5.4.                                      No Solicitation by Parent; Etc.

(a)                                 Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company, KMP and EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal.  Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Representatives, Parent’s Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent.  It is also understood and agreed that actions by KMP (to the extent taken at the direction of, with the consent of, or recommended by, the KMP Conflicts and Audit Committee and which are permitted by Section 5.3 of the KMP Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPB Conflicts Committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent’s Board of Directors believes is bona fide, (ii) Parent’s Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Company and (y) Parent will provide to the Company non-public information that was not previously provided or made available to the Company prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Company, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Company, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Company reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Company with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 For purposes of this Agreement:

(i)                                     “Parent Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company and its respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Company) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Company) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Company) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

(ii)                                  “Parent Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Company) taken as a whole, made by a third party, which is on terms and conditions which Parent’s Board of Directors determines in its good faith to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this

Agreement that as of the time of determination had been committed to by the Company in writing.

(iii)                               “Parent Intervening Event” means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Company Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

(e)                                  Nothing contained in this Agreement shall prevent Parent from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent’s Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c).  For the avoidance of doubt, a public statement that describes Parent’s receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

Section 5.5.                                      Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the KMP Merger Agreement and the EPB Merger Agreement), Parent, on the one hand, and the Company, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and their respective Subsidiaries, Parent’s obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMP Merger and the EPB Merger.  For purposes of this Agreement,

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b)                                 In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)                                  Except as expressly prohibited in this Agreement, each of Parent and the Company shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMP Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

(d)                                 It is understood and agreed that actions or inactions by KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to KMP, the KMP General Partner, EPB and EPB General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

Section 5.6.                                      Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Company shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Company Alternative Proposal that the Special Committee believes in good faith is bona fide and matters related thereto or a Company Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Company under Section 5.1(b) to negotiate, through the Special Committee, with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent’s Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse

Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Company in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.6.

Section 5.7.                                      Access to Information; Confidentiality.  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Company and KMP (as it may be amended from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

Section 5.8.                                      Indemnification and Insurance.

(a)                                 For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries, and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any of its Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                                 From and after the Effective Time, to the fullest extent that any of the Company or any applicable Subsidiaries thereof, would be permitted to indemnify an Indemnified Person, Parent and the Surviving Company jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified

Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Company immediately prior to the Effective Time and ensure that the Organizational Documents of the Company shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in such Organizational Documents.  Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)                                  Parent shall cause the Company to, and the Company shall, maintain in effect for six (6) years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Company be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”).  In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the Maximum Amount, the Company shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  If the Company in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

(d)                                 The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Company or any of its Subsidiaries, any indemnification agreements or the DLLCA.  The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Company, as the case may be, shall assume the obligations of Parent and the Company set forth in this Section 5.8.

Section 5.9.                                      Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the

Company and/or its directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Company shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10.                               Fees and Expenses.  All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Company Proxy Statement.

Section 5.11.                               Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Listed Shares (including derivative securities with respect to Listed Shares) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.                               Listing.  Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.13.                               Dividends and Distributions.  After the date of this Agreement until the Effective Time, each of Parent and the Company shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Company Securities and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Securities shall not receive, for any quarter, distributions both in respect of Company Securities and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Company Securities or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

Section 5.14.                               Coordination of Transactions.  Each of Parent and the Company shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMP Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedules.

Section 5.15.                               Notification of Certain Matters Regarding EPB Merger and KMP Merger. Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB

Merger or KMP Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMP Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMP Merger.

Section 5.16.                               Tax Certificates.

(a)                                 Officers of the Company shall, prior to the Effective Time, (i) execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(i) of the Company Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Baker Botts L.L.P. and Bracewell & Giuliani LLP a certificate substantially in the form of Section 5.16(a)(ii) of the Company Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

(b)                                 Officers of Parent shall, prior to the Effective Time, (i) execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(i) of the Parent Disclosure Schedule and (ii) if Parent determines to cause the Second Step Merger to occur in accordance with Section 1.7, execute and deliver to each of Bracewell & Giuliani LLP and Baker Botts L.L.P. a certificate substantially in the form of Section 5.16(b)(ii) of the Parent Disclosure Schedule, in each case with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date.

Section 5.17.                               Special Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee.  For the avoidance of doubt, this Section 5.17 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Company, of any vacancies caused by the death, resignation or incapacity of any such director.

Section 5.18.                               Voting.  Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Company Shareholder Meeting or any other meeting or vote of or in connection with any approval, of the holders of Company Securities, however called, Parent will vote, or cause to be voted, to the extent entitled to vote, all Company Securities then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of (i) this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which the I-Units are voted, the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof, (b) at any meeting or vote of the KMP Limited Partners or in connection with any approval of the KMP Limited Partners, however called, Parent will vote, or cause to be voted, all KMP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the KMP Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMP Merger and the approval of any actions required in furtherance thereof and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

Section 5.19.                               Cooperation with Financing.  From and after the date of this Agreement, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent’s sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

Conditions Precedent

Section 6.1.                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Law, the certificate of formation of the Company and the LLC Agreement.

(b)                                 Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

(c)                                  No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)                                  Stock Exchange Listing.  The Parent Class P Stock deliverable to the holders of Company Securities as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)                                   Consummation of KMP Merger and EPB Merger.  All of the conditions set forth in the KMP Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMP Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(g) of the KMP Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMP Merger and the EPB Merger and the KMP Merger and the EPB Merger shall be consummated substantially concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedules.

(g)                                  Partnership Tax Opinion. The Company and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of KMP for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and KMP General Partner and any of their respective affiliates as to such matters as counsel may reasonably request.

Section 6.2.                                      Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.3(a), Section 3.3(c) and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company contained in Section 3.3(d) and Section 3.3(e) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Company Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)                                  Tax Opinion. Parent shall have received an opinion of Bracewell & Giuliani LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

Section 6.3.                                      Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of the Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)                                  Tax Opinion.  The Company shall have received an opinion of Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger, taken separately or taken together with the Second Step Merger, as applicable, will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 5.16 (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

Section 6.4.                                      Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by any such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

Section 7.1.                                      Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent;

(b)                                 by either of the Company or Parent:

(i)                                     if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Company or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Company or Parent if, in the case of Parent, the Company, and in the case of the Company, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company or Parent if such Restraint was due to the failure of, in the case of the Company, the Company, and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii)                               if the Company Shareholder Meeting shall have concluded and the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Company Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Company of Section 5.3;

(iv)                              if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

(v)                                 if either the EPB Merger Agreement or the KMP Merger Agreement shall have been terminated in accordance with its terms.

(c)                                  by Parent:

(i)                                     if a Company Adverse Recommendation Change shall have occurred; or

(ii)                                  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)                                 by the Company:

(i)                                     if a Parent Adverse Recommendation Change shall have occurred; or

(ii)                                  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2.                                      Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company or Parent may have liability as provided in Section 7.3 and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

Section 7.3.                                      Fees and Expenses.

(a)                                 In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Company Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iii) (Company Shareholder Vote), in each case, where a Company Superior Proposal Adverse Recommendation Change has occurred, then the Company shall pay to Parent, within two (2) business days after the date of termination, $311,000,000 (the “Company Termination Fee”).

(b)                                 In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Company or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Company, within two (2) business days after the date of termination, $311,000,000 (the “Parent Termination Fee”).

(c)                                  Any payment of the Company Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent.  Any payment of the Parent Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by the Company.

(d)                                 In the event that the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this

Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code.  In addition, if the Company or Parent, as applicable, shall fail to pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due, the Company or Parent, as applicable, shall also pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee.  The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement.  The parties agree that in the event that the Company pays the Company Termination Fee to Parent, the Company shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. The parties agree that in the event that Parent pays the Parent Termination Fee to the Company, Parent and Merger Sub shall have no further liability to the Company of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII

Miscellaneous

Section 8.1.                                      No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8 and Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 8.2.                                      Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent’s Board of Directors, the Company Board and the Special Committee; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Special Committee and the Company Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Company Shareholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the holders of Listed Shares or the stockholders of Parent, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Company is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Company Board; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Special Committee for its consideration, and permitted the Special Committee not less than two (2) business days to make a recommendation to the Company Board with respect thereto.

Section 8.3.                                      Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4), the applicable Person receives an amount equal to the sum it would have received had no such assignment been made.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 8.5.                                      Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6.                                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Listed Shares to receive the Merger Consideration after the Closing (a claim by the holders of Listed Shares with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 8.7.                                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.7.  Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8.                                      Specific Performance.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to Parent or Merger Sub, to:

c/o Kinder Morgan, Inc.

1001 Louisiana St., Suite 1000

Houston, Texas 77002

Attention: David R. DeVeau

Facsimile: (713) 495-2877
Email: David_DeVeau@kindermorgan.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Facsimile:  (212) 310-8007
Email: michael.aiello@weil.com

and

Bracewell & Giuliani LLP

711 Louisiana Street

Suite 2300, Pennzoil Place - South Tower

Houston, Texas 77002

Attention:  Gary W. Orloff

Facsimile: (713) 221-2166
                                                Email: gary.orloff@bgllp.com

If to the Company, to:

Kinder Morgan Management, LLC

1001 Louisiana St., Suite 1000

Houston, Texas 77002

Attention: Special Committee

Facsimile: (713) 495-2877

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:  Joshua Davidson
                  Tull R. Florey

Facsimile: (713) 229- 2727
Email: joshua.davidson@bakerbotts.com
           tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10.                               Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.11.                               Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent’s other Affiliates, nor shall any such Persons be considered Affiliates of the Company or any of its Subsidiaries.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Securities” has the meaning set forth in the LLC Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“EPB”  means El Paso Pipeline Partners, L.P.

“EPB Conflicts Committee” means the “GP Conflicts Committee” as defined in the EPB Merger Agreement.

“EPB General Partner” means “General Partner” as defined in the EPB Partnership Agreement.

“EPB Limited Partner” means El Paso Pipeline GP Company, L.L.C., the general partner of EPB.

“EPB Limited Partner” means “Limited Partner” as defined in the EPB Partnership Agreement.

“EPB Merger” means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

“EPB Merger Agreement” means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“EPB Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

“Environmental Law” means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“ERISA Affiliate”  means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“I-Units” has the meaning set forth in the KMP Partnership Agreement.

“KMP” means Kinder Morgan Energy Partners, L.P.

“KMP Adverse Recommendation Change” means the Partnership Adverse Recommendation Change, as such term is defined and used in the KMP Merger Agreement.

“KMP Merger Recommendation Statement” means the Partnership Board Recommendation, as such term is defined and used in the KMP Merger Agreement.

“KMP Merger” means the merger of P Merger Sub LLC with and into KMP as provided in the KMP Merger Agreement.

“KMP Merger Agreement” means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, KMP, the KMP General Partner, P Merger Sub LLC and the Company, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“KMP Unitholder Meeting” means a special meeting of the limited partners held for the purpose of obtaining the approval of the KMP Merger Agreement by the limited partners of KMP.

“Listed Share” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended or supplemented from time to time.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Company) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Company) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Outstanding”  has the meaning set forth in the LLC Agreement.

“Parent Warrants” means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

“Permits” shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“SEC” means the Securities and Exchange Commission.

“Shareholders” has the meaning set forth in the LLC Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term “Subsidiary” shall not include the Company or its Subsidiaries, and when used with respect to the Company, KMP or its Subsidiaries.  For the avoidance of doubt, when used with respect to the Parent, the term “Subsidiary” shall include EPB, its Subsidiaries and EPB General Partner.

“Transactions” means the Merger, the EPB Merger and the KMP Merger.

“Transactions Consideration” means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMP Merger Agreement).

“Voting Shares” has the meaning set forth in the LLC Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	33	Company Financial Advisors	14
Affiliate	54	Company Intervening Event	34
Agreement	1	Company Material Adverse Effect	9
Antitrust Laws	38	Company Notice Period	27
Balance Sheet Date	12	Company Proxy Statement	12
Book-Entry Shares	4	Company SEC Documents	12
business day	54	Company Securities	54
Certificate	4	Company Shareholder Approval	11
Certificate of Merger	2	Company Shareholder Meeting	26
Charter Amendment	3	Company Superior Proposal	34
Closing	2	Company Superior Proposal Adverse
Closing Date	2	Recommendation Change	27
Code	1	Company Termination Fee	48
Company	1	Confidentiality Agreement	39
Company Adverse Recommendation Change	27	Contract	11
Company Alternative Proposal	34	DGCL	54
Company Board	1	DLLCA	54
Company Board Recommendation	26	Effective Time	2
Company Disclosure Schedule	9	Environmental Law	55
Company Fairness Opinion	14	Environmental Permit	55
		EPB	54

EPB Conflicts Committee	54	Parent Class P Stock	1
EPB General Partner	54	Parent Common Stock	16
EPB Limited Partners	54, 55	Parent Disclosure Schedule	15
EPB Merger	55	Parent Fairness Opinion	24
EPB Merger Agreement	55	Parent Financial Advisor	24
EPB Partnership Agreement	55	Parent Intellectual Property	24
ERISA Affiliate	55	Parent Intervening Event	37
Excess Shares	7	Parent Material Adverse Effect	15
Exchange Act	12	Parent Material Contract	22
Exchange Agent	4	Parent Notice Period	29
Exchange Fund	5	Parent Permits	20
Exchange Ratio	3	Parent Preferred Stock	16
Fractional Share Proceeds	7	Parent Proxy Statement	13
GAAP	55	Parent SEC Documents	19
Governmental Authority	55	Parent Stock Issuance	1
Hazardous Materials	55	Parent Stock Issuance Approval	18
HSR Act	55	Parent Stockholder Approval	18
Indemnified Person	39	Parent Stockholder Meeting	28
I-Units	56	Parent Superior Proposal	36
KMP	56	Parent Superior Proposal Adverse
KMP Adverse Recommendation Change	56	Recommendation Change	28
KMP General Partner	2	Parent Termination Fee	48
KMP Merger	56	Parent Warrants	57
KMP Merger Agreement	56	Permits	57
KMP Merger Recommendation Statement	56	Person	57
KMP Unitholder Meeting	56	portable document format	50
Law	13	Proceeding	39
Laws	13	Proxy Statements	13
Liens	9	Public Shareholders	1
Listed Share	56	Registration Statement	13
LLC Agreement	56	Release	57
Material Adverse Effect	56	Representatives	32
Maximum Amount	40	Restraints	43
Merger	2	rights-of-way	24
Merger Consideration	3	Sarbanes-Oxley Act	12
Merger Sub	1	SEC	57
NYSE	57	Second Step Merger	3
Organizational Documents	9	Second Step Merger Sub	3
Outside Date	46	Securities Act	9
Outstanding	57	share proceeds	7
Parent	1	Shareholders	57
Parent Adverse Recommendation Change	28	Special Committee	1
Parent Alternative Proposal	36	Subsidiary	58
Parent Benefit Plans	23	Support Agreement	2
Parent Board Recommendation	28	Surviving Company	2
Parent Charter Approval	18	Tax	14

Tax Return	14	Transactions Consideration	58
Taxes	14	Voting Shares	58
Transactions	58

Section 8.12.          Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.  Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 8.13.          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

KINDER MORGAN, INC.

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

MERGER SUB:

R MERGER SUB LLC

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

COMPANY:

KINDER MORGAN MANAGEMENT, LLC

By:	/s/ David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[            ], 201[   ]

Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.              The name of the Company is Kinder Morgan, Inc.

2.              The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the “Certificate of Incorporation”), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

3.              The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

“A. Authorized Shares

The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the “Common Stock”), consisting of:

(1) 4,000,000,000 shares of Class P Common Stock (the “Class P Common Stock”);”

4.              This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.              This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.

By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]